Exhibit 99.1

MONARCH CASINO REPORTS THIRD QUARTER RESULTS

RENO, NV - October 22, 2008 - Monarch Casino & Resort, Inc. (NASDAQ: MCRI) (the "Company"), owner of the Atlantis Casino Resort Spa (the “Atlantis”) in Reno, Nevada, today announced results for the quarter ended September 30, 2008.

The Company reported net revenue of $38.8 million, an 11.0% decline from the $43.6 million reported for the comparable quarter in 2007. The Company announced third quarter 2008 income from operations of $6.2 million, EBITDA(1) of $8.5 million and diluted EPS of 25 cents which represent decreases of 47.5%, 37.9% and 39.0%, respectively, when compared to the prior year’s third quarter.  These decreases were driven primarily by the decrease in net revenue combined with a $760 thousand increase in casino operating expense primarily related to the cost of increased complimentary food, beverages and other services provided to casino patrons.  Selling, general and administrative expense of $12.7 million for the quarter was flat compared to the third quarter of 2007.

 During the quarter ended September 30, 2008, the Company drew an additional $8.5 million under its $50 million credit facility, bringing the total amount drawn at September 30, 2008 to $42.5 million.  The additional credit line draws were used to pay for previously announced amounts under the Company’s $50 million expansion project and a $12.5 million Atlantis Convention Center Skybridge project.  The resultant interest expense recognized during the current quarter was $83 thousand.

 The Company used its invested cash reserves during the second quarter of 2008 for the capital projects and share repurchases.  This decrease in invested cash reserves resulted in a decrease in interest income from the $568 thousand reported in the third quarter of 2007 to $36 thousand in the current quarter.  Current quarter interest income represents interest earned on a note receivable.

As previously announced, the Company’s $50 million, 116,000 square feet, expansion project opened in July 2008 with the exception of the expanded and upgraded spa facilities which are expected to open in the first quarter of 2009.  The Atlantis’ casino floor has been expanded by over 10,000 square feet, or approximately 20%, to include a redesigned, significantly upgraded and expanded race and sports book of approximately 4,000 square feet, an enlarged and upgraded poker room and other general gaming space.   The first floor expansion also includes the “Manhattan Deli”, a New York deli-style restaurant.  The second floor ballroom and convention space has been expanded with the addition of approximately 27,000 square feet of new space that is equipped with state-of-the-art audio-visual technology.  The Company is in the process of remodeling the pre-expansion areas of the Atlantis to be consistent with the upgraded standards of the new facilities.  This upgrade work is expected to be ongoing over the next several quarters.

The Company’s previously announced $12.5 million Atlantis Convention Center Skybridge project, which will provide guests with a convenient, traffic-free stroll between the Atlantis and the 500,000 square-foot Reno-Sparks Convention Center in an enclosed, climate controlled environment, is on track to be completed late in the fourth quarter of 2008.

 Monarch’s CEO and Co-Chairman John Farahi commented on the Company’s performance: “This quarter’s results reflect the continued weakness of the national and northern Nevada economy.  Consistent with the last several quarters, other factors negatively impacting our Company’s results include aggressive marketing and discount programs initiated by our competitors, disruption from construction related to our capital projects, and legal expenses associated with ongoing and previously disclosed litigation.  We anticipate that downward pressure on profits will persist as long as we continue to experience these adverse conditions.”

Mr. Farahi added, “Despite the challenging economic climate, we remain very enthusiastic about our recent and ongoing improvements to the Atlantis facility.  The race and sports book, Manhattan Deli restaurant, expanded poker room, and state-of-the-art meeting space provide many new opportunities for us to deliver the superior Atlantis guest experience that sets us apart from our competitors.  Guest feedback on these recently opened facilities has been extremely positive.  When the Skybridge project is completed in the fourth quarter of this year, it will establish Atlantis as the only property offering the convenience of being physically connected with the Reno-Sparks Convention Center.  We plan to open our new and expanded spa in the first quarter of 2009.  Additionally, to complement all of these new offerings, we are in the process of updating the look and feel of our pre-existing facilities to match those of the newer facilities.”

Monarch Casino & Resort, Inc., through its wholly-owned subsidiary, owns and operates the tropically-themed Atlantis Casino Resort Spa in Reno, Nevada.  The Atlantis is the closest hotel-casino to, and is directly across the street from, the Reno-Sparks Convention Center.  The Atlantis features a Sky Terrace, a unique structure rising approximately 55 feet above street level and spanning 160 feet across Virginia Street with no intermediate support pillars. The Sky Terrace connects the Atlantis to a 16-acre parcel of land owned by the Company, that is compliant with all casino zoning requirements and is suitable and available for future expansion and growth. Currently, the Company uses this parcel for additional paved parking for the Atlantis.  The existing Atlantis site offers almost 1,000 guest rooms in three contiguous high-rise hotel towers and a motor lodge. The Atlantis features approximately 61,000 square feet of high-energy casino space with 38 table games and approximately 1,500 slot and video poker machines, a race and sports book, Keno and a poker room, and offers a variety of dining choices in the form of ten high-quality food outlets.

This press release contains forward-looking statements within the meaning of Section 21E of the Securities Exchange Act of 1934 which are subject to change, including, but not limited to, comments relating to (i) future operating performance, (ii) economic and market conditions, (iii) ongoing expansion and upgrade plans, and (iv) the liquidity requirements of the Company.  Actual results and future events and conditions may differ materially from those described in any forward-looking statements.  Additional information concerning potential factors that could affect the Company’s financial results is included in the Company’s Securities and Exchange Commission filings, which are available on the Company's web site.

Contacts:	Ron Rowan, CFO at (775) 825-4700 or RRowan@monarchcasino.com
John Farahi, CEO at (775) 825-4700 or JohnFarahi@monarchcasino.com

For additional information visit Monarch's web site at monarchcasino.com.

(1)
"EBITDA" consists of net income plus provision for income taxes, interest expense, depreciation and amortization less interest income.  EBITDA should not be construed as an alternative to operating income (as determined in accordance with generally accepted accounting principles) as an indicator of the Company's operating performance, as an alternative to cash flows from operating activities (as determined in accordance with generally accepted accounting principles) or as a measure of liquidity.  This item enables comparison of the Company's performance with the performance of other companies that report EBITDA, although some companies do not calculate this measure in the same manner and therefore, the measure as presented may not be comparable to similarly titled measures presented by other companies.

Monarch Casino & Resort, Inc.
Condensed Consolidated Statements of Income
(unaudited)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2008	2007	2008	2007

Revenues
Casino	$27,612,822	$29,936,988	$77,041,679	$84,512,978
Food and beverage	10,582,809	11,011,808	29,891,424	32,084,196
Hotel	6,301,547	8,002,564	17,677,248	21,857,687
Other	1,181,343	1,229,521	3,598,915	3,703,972
Gross revenues	45,678,521	50,180,881	128,209,266	142,158,833
Less promotional allowances	(6,891,322)	(6,557,585)	(19,804,909)	(19,192,626)
Net revenues	38,787,199	43,623,296	108,404,357	122,966,207
Operating expenses
Casino	9,991,844	9,232,990	28,005,260	26,970,411
Food and beverage	5,218,032	5,381,681	14,513,679	15,217,367
Hotel	1,983,818	2,161,564	6,056,911	6,416,669
Other	338,847	386,056	998,498	1,127,113
Selling, general and administrative	12,732,367	12,731,275	38,713,980	37,054,086
Depreciation and amortization	2,353,562	1,982,184	6,388,848	6,122,600
Total operating expenses	32,618,470	31,875,750	94,677,176	92,908,246
Income from operations	6,168,729	11,747,546	13,727,181	30,057,961
Other (expense) income
Interest income	36,107	568,462	333,689	1,385,883
Interest expense	(82,981)	-	(82,981)	(152,274)
Total other (expense) income	(46,874)	568,462	250,708	1,233,609
Income before income taxes	6,121,855	12,316,008	13,977,889	31,291,570
Provision for income taxes	(2,096,160)	(4,280,000)	(4,847,260)	(10,860,000)
Net income	$4,025,695	$8,036,008	$9,130,629	$20,431,570

Earnings per share of common stock
Net income
Basic	$0.25	$0.42	$0.53	$1.07
Diluted	$0.25	$0.41	$0.53	$1.06

Weighted average number of common shares and potential common shares outstanding
Basic	16,122,048	19,079,062	17,238,273	19,080,347
Diluted	16,141,830	19,366,043	17,314,438	19,352,064

Monarch Casino & Resort, Inc.
Condensed Consolidated Balance Sheets

	September 30,	December 31,
	2008	2007
ASSETS	(unaudited)
Current assets
Cash and cash equivalents	$10,643,000	$38,835,820
Receivables, net	3,445,614	4,134,099
Federal income tax refund receivable	-	998,123
Inventories	1,591,575	1,496,046
Prepaid expenses	3,544,082	3,144,374
Deferred income taxes	325,221	1,084,284
Total current assets	19,549,492	49,692,746
Property and equipment
Land	12,162,522	10,339,530
Land improvements	3,511,484	3,166,107
Buildings	80,655,538	78,955,538
Building improvements	10,435,062	10,435,062
Furniture and equipment	74,373,657	72,511,165
Leasehold improvements	1,346,965	1,346,965
	182,485,228	176,754,367
Less accumulated depreciation and amortization	(98,500,079)	(92,215,149)
	83,985,149	84,539,218
Construction in progress	66,508,180	17,236,062
Net property and equipment	150,493,329	101,775,280
Other assets, net	2,817,842	2,817,842
Total assets	$172,860,663	$154,285,868

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities
Borrowings under credit facility	$42,500,000	$-
Accounts payable	11,045,878	10,840,318
Construction payable	2,441,246	1,971,022
Accrued expenses	9,214,424	9,230,157
Federal income taxes payable	190,074	-
Total current liabilities	65,391,622	22,041,497
Deferred income taxes	2,825,433	2,825,433
Total Liabilities	68,217,055	24,866,930

Stockholders' equity
Preferred stock, $.01 par value, 10,000,000 shares authorized; none issued	-	-
Common stock, $.01 par value, 30,000,000 shares authorized; 19,096,300 shares issued; 16,122,048 outstanding at 9/30/08 18,566,540 outstanding at 12/31/07	190,963	190,963
Additional paid-in capital	27,510,467	25,741,972
Treasury stock, 2,974,252 shares at 9/30/08 529,760 shares at 12/31/07, at cost	(48,943,359)	(13,268,905)
Retained earnings	125,885,537	116,754,908
Total stockholders' equity	104,643,608	129,418,938
Total liability and stockholder's equity	$172,860,663	$154,285,868

Monarch Casino & Resort, Inc.
Reconciliation of Net Income to EBITDA (1)
(unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2008	2007	2008	2007
Net income	$4,025,695	$8,036,008	$9,130,629	$20,431,570
Adjustments
Provision for income taxes	2,096,160	4,280,000	4,847,260	10,860,000
Interest expense	82,981	-	82,981	152,274
Depreciation & amortization	2,353,562	1,982,184	6,388,848	6,122,600
Interest income	(36,107)	(568,462)	(333,689)	(1,385,883)
EBITDA (1)	$8,522,291	$13,729,730	$20,116,029	$36,180,561

(1)  "EBITDA" consists of net income plus provision for income taxes, interest expense, depreciation and amortization less interest income.  EBITDA should not be construed as an alternative to operating income (as determined in accordance with generally accepted accounting principles) as an indicator of the Company's operating performance, as an alternative to cash flows from operating activities (as determined in accordance with generally accepted accounting principles) or as a measure of liquidity.  This item enables comparison of the Company's performance with the performance of other companies that report EBITDA, although some companies do not calculate this measure in the same manner and therefore, the measure as presented may not be comparable to similarly titled measures presented by other companies.